LNR
Partners, Inc.

March 13, 2006

LaSalle Bank, N.A.
135 S. LaSalle Street, Suite 1625
Chicago, IL60603
Attention:          Thomas Stilling

Re:          Annual Independent Public Accountant’s Servicing Report
Pooling and Servicing Agreement
Structured Asset Securities Corporation II, Commercial Mortgage Pass-Through Certificates, LB-UBS Commercial Mortgage Trust 2005-C5

To Whom It May Concern:

As of and for the year ended December 31, 2005, LNR Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the Special Servicer as noted in the attachment to this assertion.  As of and for this same period, LNR Partners, Inc. had in effect a fidelity bond in the amount of $10,000,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LNR PARTNERS, INC.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President

cc:          Wachovia Bank, NA
8739 Research Drive-URP4
Charlotte, NC 28262-1075
LBUBS Mortgage Trust 2005-C5